Exhibit 99.1
Western Gas Partners Announces
First-Quarter 2011 Results
          HOUSTON, May 4, 2011 – Western Gas Partners, LP (NYSE: WES) today announced first-quarter 2011 financial and operating results. Net income available to limited partners for the first quarter totaled $33.5 million, or $0.43 per limited partner unit (diluted). The Partnership’s first-quarter Adjusted EBITDA(1) was $56.3 million and distributable cash flow(1) was $49.7 million, resulting in a coverage ratio(1) of 1.50 times for the period. Distributable cash flow (1) was impacted by the acceleration of $1.3 million of amortized debt issuance costs that the Partnership was required to recognize in conjunction with the refinancing of its $250 million term loan with its recently amended and restated $800 million credit facility.
          Total throughput attributable to Western Gas Partners, LP for the first quarter of 2011 averaged 1,506 MMcf/d, 7-percent below the prior quarter and 8-percent below the first quarter of 2010. Throughput relative to the prior quarter was primarily impacted by unrenewed contract expirations on the MIGC Pipeline as well as lower volumes on the Fort Union system, both of which were affected by the start-up of the Bison Pipeline. These results include the net throughput attributable to the Wattenberg assets acquired from Anadarko Petroleum Corporation for all periods of comparison and throughput attributable to the recently acquired Platte Valley system for March 2011 only. Average throughput for March 2011 was 1,556 MMcf/d.
          Capital expenditures attributable to Western Gas Partners, LP, excluding acquisitions, totaled approximately $13.7 million during the first quarter of 2011. Of this amount, maintenance capital expenditures were approximately $4.7 million, or 8-percent of Adjusted EBITDA.
          “Our first quarter was highlighted by an increase in Gross Margin as growth in higher-margin areas and the addition of the Platte Valley assets offset the expiration of low-margin contracts” said Western Gas Partners’ President and Chief Executive Officer Don Sinclair. “While our operations were impacted by weather-related issues during the quarter, we are increasingly pleased with the performance of our liquids-rich areas and therefore maintain our full-year guidance.”

(1)	Please see the tables at the end of this release for a reconciliation of non-GAAP to GAAP measures and calculation of the coverage ratio.

          The Partnership previously declared a quarterly distribution of $0.39 per unit for the first quarter of 2011, payable on May 13, 2011 to unitholders of record at the close of business on April 29, 2011, representing a 3-percent increase over the prior quarter and a 15-percent increase over the first-quarter 2010 distribution of $0.34 per unit. The first-quarter 2011 coverage ratio of 1.50 times is based on the quarterly distribution of $0.39 per unit, and includes the full impact of the 3.9 million units issued to the public in March 2011.
CONFERENCE CALL TOMORROW AT 11 A.M. CDT
          The Partnership will host a conference call on May 5, 2011, at 11 a.m. Central Daylight Time (12 p.m. Eastern Daylight Time) to discuss first-quarter results. The dial-in number for the call is 888.679.8033 and the participant code is 50271513. Please call in 10 minutes prior to the scheduled start time. For complete instructions on how to participate in the conference call, or to access the live audio webcast and slide presentation, please visit www.westerngas.com. A replay of the call will also be available on the Web site for approximately two weeks following the conference call.
Western Gas Partners, LP is a growth-oriented Delaware limited partnership formed by Anadarko Petroleum Corporation to own, operate, acquire and develop midstream energy assets. With midstream assets in East and West Texas, the Rocky Mountains and the Mid-Continent, the Partnership is engaged in the business of gathering, compressing, processing, treating and transporting natural gas, natural gas liquids and crude oil for Anadarko and other producers and customers. For more information about Western Gas Partners, please visit www.westerngas.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Western Gas Partners believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; and construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, as well as other factors described in the “Risk Factors” section of the Partnership’s 2010 Annual Report on Form 10-K filed with the Securities and Exchange Commission and other public filings and press releases by Western Gas Partners. Western Gas Partners undertakes no obligation to publicly update or revise any forward-looking statements.

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Western Gas Partners, LP Contact
Benjamin Fink, CFA
SVP, Chief Financial Officer and Treasurer
832.636.6010
benjamin.fink@westerngas.com

Reconciliation of GAAP to Non-GAAP Measures
Below are reconciliations of Distributable cash flow (non-GAAP) and Adjusted EBITDA (non-GAAP) to Net income (GAAP) as required under Regulation G of the Securities Exchange Act of 1934. Management believes that the presentation of Distributable cash flow, Adjusted EBITDA and Coverage ratio are widely accepted financial indicators of a company’s financial performance compared to other publicly traded partnerships and are useful in assessing our ability to incur and service debt, fund capital expenditures and make distributions. Distributable cash flow, Adjusted EBITDA and Coverage ratio, as defined by the Partnership, may not be comparable to similarly titled measures used by other companies. Therefore, the Partnership’s consolidated Distributable cash flow, Adjusted EBITDA and Coverage ratio should be considered in conjunction with net income and other performance measures, such as operating income or cash flows from operating activities.
Distributable Cash Flow
The Partnership defines Distributable cash flow as Adjusted EBITDA, plus interest income, less net cash paid for interest expense (including amortization of deferred debt issuance costs originally paid in cash), maintenance capital expenditures and income taxes.

	Three Months Ended
	March 31,
	2011		2010 (1)
	(in thousands, except coverage ratio)

Reconciliation of Net income attributable to Western Gas Partners, LP to Distributable cash flow and calculation of the Coverage ratio
Net income attributable to Western Gas Partners, LP	$34,984		$30,438
Add:
Distributions from equity investees	2,434		1,150
Non-cash equity-based compensation expense	1,928		567
Income tax expense (2)	32		5,556
Depreciation, amortization and impairments (2)	18,853		17,019
Less:
Equity income, net	2,044		1,379
Cash paid for maintenance capital expenditures (2)	4,702		5,489
Interest income, net (non-cash settled)	—		5
Other income, net (2)	1,759		19

Distributable cash flow	$49,726		$47,838

Distribution declared for the three months ended March 31, 2011 (3)
Limited partners	$31,756
General partner	1,412

Total	$33,168

Distribution coverage ratio	1.50	x

(1)	Financial information for 2010 has been revised to include results attributable to the Wattenberg assets and 0.4% interest in White Cliffs.

(2)	Includes the Partnership’s 51% share of income tax expense; depreciation, amortization and impairments; cash paid for maintenance capital expenditures and other income, net, attributable to Chipeta Processing LLC.

(3)	Reflects distribution of $0.39 per unit payable on May 13, 2011.

Reconciliation of GAAP to Non-GAAP Measures, continued
Adjusted EBITDA attributable to Western Gas Partners, LP
The Partnership defines Adjusted EBITDA as Net income (loss) attributable to Western Gas Partners, LP, plus distributions from equity investees, non-cash equity-based compensation expense, expenses in excess of the omnibus cap, interest expense, income tax expense, depreciation, amortization and impairments and other expenses, less income from equity investments, interest income, income tax benefit, other income and other nonrecurring adjustments that are not settled in cash.

	Three Months Ended
	March 31,
	2011	2010 (1)

	(in thousands)
Reconciliation of Net income attributable to Western Gas Partners, LP to Adjusted EBITDA
Net income attributable to Western Gas Partners, LP	$34,984	$30,438
Add:
Distributions from equity investees	2,434	1,150
Non-cash equity-based compensation expense	1,928	567
Interest expense	6,111	3,528
Income tax expense (2)	32	5,556
Depreciation, amortization and impairments (2)	18,853	17,019
Less:
Equity income, net	2,044	1,379
Interest income – affiliate	4,225	4,230
Other income, net (2)	1,759	19

Adjusted EBITDA	$56,314	$52,630

(1)	Financial information for 2010 has been revised to include results attributable to the Wattenberg assets and 0.4% interest in White Cliffs.
(2)	Includes the Partnership’s 51% share of income tax expense; depreciation, amortization and impairments; cash paid for maintenance capital expenditures and other income, net, attributable to Chipeta Processing LLC.

Western Gas Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010 (1)
	(in thousands except per-unit
	amounts)

Revenues
Gathering, processing and transportation of natural gas and natural gas liquids	$61,130	$56,915
Natural gas, natural gas liquids and condensate sales	71,405	69,872
Equity income and other, net	3,458	2,149

Total revenues	$135,993	$128,936

Operating expenses
Cost of product	$46,820	$41,973
Operation and maintenance	20,862	22,391
General and administrative	6,698	6,068
Property and other taxes	3,959	3,619
Depreciation, amortization and impairments	19,558	17,719

Total operating expenses	$97,897	$91,770

Operating income	$38,096	$37,166
Interest income – affiliates	4,225	4,230
Interest expense	(6,111)	(3,528)
Other income (expense), net	1,760	20

Income before income taxes	$37,970	$37,888

Income tax expense	32	5,556

Net income	$37,938	$32,332

Net income attributable to noncontrolling interests	2,954	1,894

Net income attributable to Western Gas Partners, LP	$34,984	$30,438

Limited partner interest in net income:
Net income attributable to Western Gas Partners, LP	$34,984	$30,438
Less pre-acquisition net income allocated to Parent	—	(6,306)
Less general partner interest in net income	(1,448)	(483)

Limited partner interest in net income	$33,536	$23,649
Net income per limited partner unit – basic and diluted	$0.43	$0.37
Weighted average limited partner units outstanding – basic and diluted	78,681	63,339

(1)	Financial information for 2010 has been revised to include results attributable to the Wattenberg assets and White Cliffs investment.

Western Gas Partners, LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2011	2010
(in thousands, including number of units)
Current assets	$55,843	$43,184
Note receivable – Anadarko	260,000	260,000
Net property, plant and equipment	1,618,390	1,359,350
Other assets	160,774	103,003

Total assets	$2,095,007	$1,765,537

Current liabilities	$47,355	$42,194
Long-term debt	645,000	474,000
Other long-term liabilities	60,755	44,275

Total liabilities	$753,110	$560,469

Common unit partner capital (54,890 and 51,037 units issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	$944,009	$810,717
Subordinated unit partner capital (26,536 units issued and outstanding at March 31, 2011 and December 31, 2010)	283,249	282,384
General partner capital (1,662 and 1,583 units issued and outstanding at March 31, 2011 and December 31, 2010, respectively)	24,627	21,505
Noncontrolling interests	90,012	90,462

Total liabilities, equity and partners’ capital	$2,095,007	$1,765,537

Western Gas Partners, LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010 (1)
	(in thousands)
Cash flows from operating activities
Net income	$37,938	$32,332
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairments	19,558	17,719
Change in other items, net	(2,432)	2,408

Net cash provided by operating activities	$55,064	$52,459

Cash flows from investing activities
Capital expenditures	(13,923)	(6,931)
Acquisition from affiliates	—	(241,680)
Acquisition from third party	(303,602)	—
Investments in equity affiliates	(93)	—
Proceeds from sales of assets to affiliate	153	—

Net cash used in investing activities	$(317,465)	$(248,611)

Cash flows from financing activities
Borrowings under revolving credit facility, net of issuance costs	$556,340	$209,987
Repayments of revolving credit facility	(139,000)	—
Repayment of term loan	(250,000)	—
Proceeds from issuance of common and general partner units, net of $5.4 million in offering and other expenses	132,796	—
Distributions to unitholders	(30,564)	(21,393)
Contributions from noncontrolling interest owners	960	1,985
Distributions to noncontrolling interest owners	(4,364)	(2,806)
Net distributions to Parent	—	(6,382)

Net cash provided by financing activities	$266,168	$181,391

Net increase (decrease) in cash and cash equivalents	$3,767	$(14,761)

Cash and cash equivalents at beginning of period	27,074	69,984

Cash and cash equivalents at end of period	$30,841	$55,223

(1)	Financial information for 2010 has been revised to include results attributable to the Wattenberg assets and White Cliffs investment.

Western Gas Partners, LP
OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010 (1)

Throughput (MMcf/d)
Gathering and transportation (2)	902	1,078
Processing (3)	748	634
Equity investments (4)	74	121

Total throughput	1,724	1,833

Throughput attributable to noncontrolling interests (5)	218	190

Total throughput attributable to Western Gas Partners, LP	1,506	1,643

Gross margin per Mcf attributable to Western Gas Partners, LP	$0.62	$0.56

(1)	Throughput for 2010 has been revised to include results attributable to the Wattenberg assets.
(2)	Excludes NGL pipeline volumes measured in barrels.
(3)	Includes 100% of Chipeta, Granger and Hilight system volumes and 50% of Newcastle system volumes for all periods presented as well as throughput for March 2011 attributable to the Platte Valley assets.
(4)	Represents the Partnership’s 14.81% share of Fort Union’s gross volumes and excludes crude oil throughput measured in barrels attributable to White Cliffs.
(5)	Average for period. Calculated as gross margin (total revenues less cost of product), excluding the noncontrolling interest owners’ proportionate share of Chipeta’s revenues and cost of product, divided by total throughput attributable to Western Gas Partners, LP.